Exhibit 21 LIST OF SUBSIDIARIES (As of December 31, 2020) Name of Subsidiary Jurisdiction of Incorporation or Organization Domestic 400 Professional LLC Delaware Emergent Devices Inc. (formerly known as Adapt Pharma Inc.) Delaware Cangene bioPharma LLC Maryland Emergent Commercial Operations Frederick Inc. Maryland Emergent Biodefense Operations Lansing LLC Delaware Emergent Europe Inc. Delaware Emergent International Inc. Delaware Emergent Manufacturing Operations Baltimore LLC Delaware Emergent Product Development Gaithersburg Inc. Delaware Emergent Protective Products USA Inc. Delaware Emergent Travel Health Inc. Delaware Emergent Virology LLC Delaware International Emergent Acquisition Limited Ireland Emergent BioSolutions Berna GmbH Switzerland Emergent BioSolutions Canada Inc. Ontario Emergent BioSolutions Ireland Limited (formerly known as Adapt Pharma Limited) Ireland Emergent BioSolutions Malaysia SDN. BHD. Malaysia Emergent BioSolutions Portugal, Lda. Portugal Emergent BioSolutions Spain, S.L. Spain Emergent Countermeasures International Ltd. England Emergent Global Health Foundation Limited England Emergent Italy S.r.l. Italy Emergent Netherlands B.V. Netherlands Emergent Operations Ireland Limited (formerly known as Adapt Pharma Operations Limited) Ireland Emergent Product Development Germany GmbH Germany Emergent Product Development UK Limited England Emergent Sales and Marketing Australia Pty Ltd. Australia Emergent Sales and Marketing France S.A.S. France Emergent Sales and Marketing Germany GmbH Germany Emergent Sales and Marketing Singapore Pte. Ltd. Singapore Emergent BioSolutions UK Ltd. (formerly known as PaxVax Ltd.) England PaxVax AUS Pty. Ltd. Australia PaxVax Bermuda Ltd. Bermuda